EXHIBIT 99.1

News Release

Contacts: Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Net Income of $109.9 Million for the Second Quarter of 2007

Company Reports Record $109 Operating Profit Per Ton

MIDDLETOWN, OH, July 24, 2007 — AK Steel (NYSE: AKS) today reported net income of $109.9 million, or $0.98 per diluted share of common stock, for the second quarter of 2007, compared to net income of $29.1 million, or $0.26 per diluted share, for the second quarter of 2006.

Net sales in the second quarter of 2007 were a record $1,869.5 million on shipments of 1,711,400 tons, also a record, compared to sales of $1,497.3 million on shipments of 1,599,100 tons for the year-ago quarter. The company said its average selling price for the second quarter of 2007 was a record of $1,092 per ton, a 17% increase over the $936 per-ton mark set in the second quarter of 2006, and about 1% higher than the $1,078 per-ton level in the first quarter of 2007.

Second-quarter 2007 operating profit was $187.4 million, or a record $109 per ton, compared to $63.0 million, or $39 per ton, in the second quarter of 2006. The year-over-year operating profit improvement was primarily the result of higher shipments, higher spot market and contract selling prices, lower total employment costs corporate-wide, and lower operating and maintenance costs at the company’s Middletown (OH) Works.

Operating profit for the second quarter was impacted by a pre-tax, non-cash pension curtailment charge of $24.7 million related to a new labor agreement at the company’s Middletown Works, along with higher raw material costs and associated higher LIFO charges. Excluding the pension curtailment charge, operating profit in the 2007 second quarter was $212.1 million, or $124 per ton.

“AK Steel’s excellent second quarter results reflect strong shipment levels and prices for our products, an outstanding operating performance, and our unrelenting efforts to reduce costs,” said James L. Wainscott, chairman, president and CEO of AK Steel. “Consistent with our approach for 2007, we continue to ‘put the pedal to the metal’ as we accelerate toward realizing AK Steel’s potential for our shareholders.”

The following schedule reflects the reconciliation of the Non-GAAP quarterly financial measures discussed within this news release:

	Three Months Ended June 30,
(Dollars in millions)	2007	2006
Reconciliation to operating profit
Adjusted operating profit (excluding item below)	$212.1	$63.0
Pension curtailment charge	(24.7)	—

Operating profit	$187.4	$63.0

Reconciliation to operating profit per ton
Adjusted operating profit per ton (excluding item below)	$124	$39
Pension curtailment charge	(15)	—

Operating profit per ton	$109	$39

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Six-Month Results

For the first six months of 2007, the company reported net income of $172.6 million, or $1.55 per diluted share. Net income for the corresponding 2006 period was $35.3 million, or $0.32 per diluted share, which included non-cash charges of $2.7 million, or $0.02 per diluted share, reflecting the reduction in value of the company’s deferred tax assets as a result of state tax law changes.

First-half 2007 sales were a record $3,589.4 million, compared to $2,933.2 million in the first half of 2006. Operating profit in the first six months of 2007 was $307.4 million, or $93 per ton, compared to $92.4 million, or $30 per ton, for the first half of 2006. Operating profit for the first half of 2007 was impacted by pre-tax, non-cash pension curtailment charges totaling $39.8 million related to new labor agreements for the company’s Mansfield and Middletown plants, along with higher raw material costs and associated higher LIFO charges. Excluding the pension curtailment charges, operating profit in the 2007 first half was a record $347.2 million, or $105 per ton, also a record performance.

During the first half of 2007, the company redeemed $300 million of senior notes, made $180 million in early pension fund contributions and ended the second quarter with $455.9 million of cash on hand, and $682.3 million of availability under its credit facility.

The following schedule reflects the reconciliation of the Non-GAAP financial measures discussed within this news release:

	Six Months Ended
	June 30,
(Dollars in millions)	2007	2006
Reconciliation to operating profit
Adjusted operating profit (excluding item below)	$347.2	$92.4
Pension curtailment charges	(39.8)	—

Operating profit	$307.4	$92.4

Reconciliation to operating profit per ton
Adjusted operating profit per ton (excluding item below)	$105	$30
Pension curtailment charges	(12)	—

Operating profit per ton	$93	$30

Outlook

AK Steel said it expects shipments for the third quarter of 2007 to be approximately 1,600,000 tons, lower than second quarter 2007 levels, primarily due to a planned maintenance outage at the Middletown hot strip mill. The company expects its average per-ton selling price to be about 2% lower than in the second quarter of 2007. However, the company expects its operating costs to improve from second quarter levels, in part, as a result of lower return-to-work costs at Middletown Works and lower LIFO costs. The company expects to generate operating profit of about $100 per ton in the third quarter of 2007.

In addition, the company expects a one-time, non-cash tax gain in the third quarter as a result of recently enacted tax law changes in the state of Michigan.

Safe Harbor Statement

The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Steel’s Annual Report on Form 10K for the year ended December 31, 2006. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel

AK Steel produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for customers in the automotive, appliance, construction and manufacturing markets. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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AK Steel Holding Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Shipments (000 tons)	1,711.4	1,599.1	3,307.6	3,125.9
Selling price per ton	$1,092	$936	$1,085	$938

Net sales	$1,869.5	$1,497.3	$3,589.4	$2,933.2
Cost of products sold	1,552.1	1,333.0	3,033.0	2,637.3
Selling and administrative expenses	55.4	52.5	109.5	104.6
Depreciation	49.9	48.8	99.7	98.9
Pension curtailment charges	24.7	—	39.8	—

Total operating costs	1,682.1	1,434.3	3,282.0	2,840.8

Operating profit	187.4	63.0	307.4	92.4
Interest expense	16.9	22.1	41.5	44.1
Other income	4.1	5.6	8.2	9.6

Income before income taxes	174.6	46.5	274.1	57.9

Income tax provision (benefit) due to state tax law changes	(0.2)	1.2	(0.2)	2.7
Income tax provision	64.9	16.2	101.7	19.9

Net income	$109.9	$29.1	$172.6	$35.3

Basic earnings per share:
Net income	$0.99	$0.27	$1.56	$0.32

Diluted earnings per share:
Net income	$0.98	$0.26	$1.55	$0.32

Weighted average shares outstanding:
Basic	110.8	109.8	110.6	109.8
Diluted	111.9	110.5	111.6	110.4

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AK Steel Holding Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	June 30, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$455.9	$519.4
Accounts and notes receivables, net	727.5	696.8
Inventories, net	800.7	857.6
Other current assets	462.8	473.7

Total Current Assets	2,446.9	2,547.5

Property, plant and equipment	5,057.6	5,021.5
Accumulated depreciation	(2,987.1)	(2,888.1)

Property, plant and equipment, net	2,070.5	2,133.4
Other	799.0	836.7

Total Assets	$5,316.4	$5,517.6

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$590.6	$567.1
Other accruals	243.3	207.4
Current portion of long term debt	0.2	—
Current portion of pension & other postretirement benefit obligations	157.0	157.0

Total Current Liabilities	991.1	931.5

Long-term debt	815.1	1,115.2
Pension & other postretirement benefit obligations	2,749.7	2,927.6
Other liabilities	164.2	126.3

Total Liabilities	4,720.1	5,100.6

Shareholders’ Equity
Common stock—2007; authorized 200,000,000 shares of $0.01 par value each; 120,255,891 shares issued; 111,464,775 shares outstanding	1.2	1.2
Additional paid-in capital	1,861.7	1,841.4
Treasury stock—2007; 8,791,116 shares at cost	(126.2)	(124.4)
Accumulated deficit	(1,130.2)	(1,296.1)
Accumulated other comprehensive loss	(10.2)	(5.1)

Total Shareholders’ Equity	596.3	417.0

Total Liabilities and Shareholders’ Equity	$5,316.4	$5,517.6

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AK Steel Holding Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2007	2006
Cash Flow From Operating Activities:
Net income	$172.6	$35.3
Depreciation	99.7	98.9
Amortization	9.6	4.6
Deferred taxes	48.4	20.9
Contributions to the pension trust	(180.0)	(84.0)
Pension and other postretirement benefit expense in excess of (less than) payments	(33.5)	17.9
Pension curtailment charges	39.8	—
Working capital	89.1	(85.2)
Other, net	4.4	(2.8)

Net Cash Flow From Operating Activities	250.1	5.6

Cash Flow From Investing Activities:
Capital investments	(35.1)	(37.6)
Investments—net	8.6	(10.9)
Proceeds from draw on restricted funds for emission control expenditures	2.5	7.2
Other, net	0.7	(0.2)

Net Cash Flow From Investing Activities	(23.3)	(41.5)

Cash Flow From Financing Activities:
Principal payments on long-term debt	(300.0)	—
Fees related to new credit facility	(2.6)	—
Proceeds from exercise of stock options	8.8	0.5
Purchase of treasury stock	(1.8)	(0.6)
Tax benefits from stock-based compensation	5.5	—
Other, net	(0.2)	1.8

Net Cash Flow From Financing Activities	(290.3)	1.7

Net Decrease in Cash	(63.5)	(34.2)

Cash and Cash Equivalents, Beginning	519.4	519.6

Cash and Cash Equivalents, Ending	$455.9	$485.4

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AK Steel Holding Corporation

(Unaudited)

Steel Shipments

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Tons Shipped by Product (000’s)
Stainless/Electrical	270.5	266.4	546.5	535.2
Coated	686.9	695.8	1,354.4	1,447.9
Cold Rolled	328.5	219.2	637.8	502.5
Tubular	38.5	47.2	78.4	93.6

Subtotal Value-added Shipments	1,324.4	1,228.6	2,617.1	2,579.2

Hot Rolled	313.1	302.6	548.1	425.5
Secondary	73.9	67.9	142.4	121.2

Subtotal Non Value-added Shipments	387.0	370.5	690.5	546.7

Total Shipments	1,711.4	1,599.1	3,307.6	3,125.9

Shipments by Product (%)
Stainless/Electrical	15.8%	16.7%	16.5%	17.1%
Coated	40.1%	43.5%	40.9%	46.3%
Cold Rolled	19.2%	13.7%	19.3%	16.1%
Tubular	2.2%	3.0%	2.4%	3.0%

Subtotal Value-added Shipments	77.3%	76.9%	79.1%	82.5%

Hot Rolled	18.3%	18.9%	16.6%	13.6%
Secondary	4.4%	4.2%	4.3%	3.9%

Subtotal Non Value-added Shipments	22.7%	23.1%	20.9%	17.5%

Total Shipments	100.0%	100.0%	100.0%	100.0%

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